Exhibit 99.1

Media contact: Stockholder contact:	Charles Keller 612-678-7786 charles.r.keller@ampf.com Gary Terpening 212-850-1533 gary.a.terpening@ampf.com
TRI-CONTINENTAL CORPORATION
DECLARES FIRST QUARTER DISTRIBUTION
BOSTON, MA, March 4, 2011 — Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today declared a first quarter distribution of $0.065 per share of Common Stock and $0.625 per share of Preferred Stock. Dividends on Common Stock will be paid on March 22, 2011 to Common Stockholders of record on March 14, 2011, and dividends on Preferred Stock will be paid on April 1, 2011 to Preferred Stockholders of record on March 14, 2011. The ex-dividend date for both the Common Stock and the Preferred Stock is March 10, 2011. The $0.065 per share dividend on the Common Stock is in accordance with the Corporation’s earned distribution policy.
The Corporation has paid dividends on its common stock for 67 consecutive years. The Corporation’s investment manager is Columbia Management Investment Advisers, LLC (formerly known as RiverSource Investments, LLC), a wholly owned subsidiary of Ameriprise Financial, Inc. Columbia Management Investment Distributors, Inc. (formerly known as RiverSource Fund Distributors, Inc.) is the principal underwriter of the Columbia, Wanger, Columbia Acorn, RiverSource, Seligman and Threadneedle branded mutual funds.
The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.
You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or Columbia Management Investment Services Corp. (formerly RiverSource Service Corporation) at 800-345-6611. The prospectus can also be found on the Securities and Exchange Commission’s EDGAR database. The prospectus should be read carefully before investing in the Corporation. There is no guarantee that the Corporation’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

NOT FDIC INSURED NOT A DEPOSIT	MAY LOSE VALUE NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY	NO BANK GUARANTEE